Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 13, 2018, which includes an explanatory paragraph as to the company’s ability to continue as going concern, with respect to the financial statements of Adial Pharmaceuticals, Inc. as of December 31, 2017 and 2016 and for the years then ended, included in the Company’s Registration Statement on Form S-1, as amended (333-220368), and related prospectus, filed with the Securities and Exchange Commission.

/s/ Friedman LLP

East Hanover, New Jersey

August 16, 2018